TerrAscend Announces Chief Financial Officer Transition Plan

TORONTO, June 2, 2025 – TerrAscend Corp. (“TerrAscend” or the “Company”) (TSX: TSND, OTCQX: TSNDF), a leading North American cannabis company, today announced that Keith Stauffer, Chief Financial Officer, will be departing the Company on July 18, 2025, to pursue a career opportunity outside of the cannabis industry. Mr. Stauffer will remain in his role through the transition period to ensure a smooth handover. Effective upon his departure, Alisa Campbell, currently Senior Vice President, Corporate Finance & Accounting, will assume leadership of the Company’s accounting and finance function on an interim basis, reporting to Ziad Ghanem, President and Chief Executive Officer. A comprehensive search for a permanent CFO is underway.

Ms. Campbell, who joined TerrAscend in 2020, brings over 20 years of financial leadership experience. She worked closely with Mr. Stauffer and was integral in building the Company’s financial infrastructure, including the Company’s recent ERP implementation. Ms. Campbell has led many areas of financial management at the Company, including accounting, reporting, tax, treasury, FP&A, and operations.

"On behalf of the Board and the entire TerrAscend team, I want to thank Keith for his leadership and contributions over the past five years. He played a pivotal role in strengthening our financial foundation, driving strategic growth, and navigating the complexities of the cannabis industry. He assembled a highly experienced team and implemented industry-leading financial and operating controls to support our future growth. We wish him continued success in his next chapter,” stated Jason Wild, Executive Chairman of TerrAscend.

“I am deeply grateful to the leadership team, our employees, and the Board for their trust and support over the years,” said Keith Stauffer. “This decision was not easy, but I was presented with an opportunity I could not turn down. I am committed to supporting a smooth transition and look forward to following the Company’s success as both an investor and a friend.”

Ziad Ghanem, President and Chief Executive Officer of TerrAscend, added, "I have full confidence in Alisa’s leadership and abilities. She has been instrumental in shaping our financial strategy and has partnered closely with Keith and I to build a strong financial foundation at TerrAscend. Her deep knowledge of our operations, supported by a strong bench will ensure continuity as we move forward.”

About TerrAscend

TerrAscend is a leading TSX-listed cannabis company with interests across the North American cannabis sector, including vertically integrated operations in Pennsylvania, New Jersey, Maryland, Michigan and California through TerrAscend Growth Corp. and retail operations in Canada, TerrAscend operates The Apothecarium, Gage and other dispensary retail locations as well as scaled cultivation, processing, and manufacturing facilities in its core markets. TerrAscend’s cultivation and manufacturing practices yield consistent, high-quality cannabis, providing industry-leading product selection to both the medical and legal adult-use markets. The Company owns or licenses several synergistic businesses and brands including Gage Cannabis, The Apothecarium, Cookies, Lemonnade, Ilera Healthcare, Kind Tree, Legend, State Flower, Wana, and Valhalla Confections. For more information visit www.terrascend.com.

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. Cannabis remains a Schedule I drug under the U.S. Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute or possess cannabis in the United States. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable US federal money laundering legislation.

While the approach to enforcement of such laws by the federal government in the United States has trended toward non-enforcement against individuals and businesses that comply with medical or adult-use cannabis programs in states where such programs are legal, strict compliance with state laws with respect to cannabis will neither absolve TerrAscend of liability under U.S. federal law, nor will it provide a defense to any federal proceeding which may be brought against TerrAscend. The enforcement of federal laws in the United States is a significant risk to the business of TerrAscend and any proceedings brought against TerrAscend thereunder may adversely affect TerrAscend’s operations and financial performance.

Forward-Looking Information

This press release contains “forward-looking information” within the meaning of applicable securities laws. Forward-looking information contained in this press release may be identified by the use of words such as, “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe, “intend”, “plan”, “forecast”, “project”, “estimate”, “outlook” and other similar expressions, and include, but not limited to, statements with respect to the Company’s expectations with respect to its ongoing cost reduction efforts, productivity gains, and overall operational improvements; its market opportunities, expansion efforts and M&A strategy; the expected closing of signed acquisitions and the anticipated profitability of acquired dispensaries; the potential benefits of facility expansions and the expected timing for first harvest in Hagerstown, Maryland. Forward-looking information is not a guarantee of future performance and is based upon a number of estimates and assumptions of management in light of management’s experience and perception of trends, current conditions and expected developments, as well as other factors relevant in the circumstances, including assumptions in respect of current and future market conditions, the current and future regulatory environment, and the availability of licenses, approvals and permits.

Although the Company believes that the expectations and assumptions on which such forward-looking information is based are reasonable, undue reliance should not be placed on the forward-looking information because the Company can give no assurance that they will prove to be correct. Actual results and developments may differ materially from those contemplated by these statements. Forward-looking information is subject to a variety of risks and uncertainties that could cause actual events or results to differ materially from those projected in the forward-looking information. Such risks and uncertainties include, but are not limited to, current and future market conditions; risks related to federal, state, provincial, territorial, local and foreign government laws, rules and regulations, including federal and state laws in the United States relating to cannabis operations in the United States; and the risk factors set out in the Company’s most recently filed MD&A, filed with the Canadian securities regulators and available under the Company’s profile on SEDAR+ at www.sedarplus.ca and in the section titled “Risk Factors” in the Company’s Annual Report for the year ended December 31, 2024 filed with the Securities and Exchange Commission on March 6, 2025.

The statements in this press release are made as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking information, whether, as a result of new information, future events, or results or otherwise, other than as required by applicable securities laws.

For more information regarding TerrAscend:

Ziad Ghanem

Chief Executive Officer

IR@terrascend.com

717-343-5386

Investor Relations Contact:

KCSA Strategic Communications

Valter Pinto, Managing Director

Valter@KCSA.com

212-896-1254